Exhibit 3.06

FX ENERGY, INC.

AMENDMENT TO THE ARTICLES OF INCORPORATION DESIGNATING RIGHTS, PRIVILEGES, AND PREFERENCES

9.25% SERIES B CUMULATIVE CONVERTIBLE PREFERRED STOCK

Pursuant to the provisions of the Nevada Revised Statutes, Sections 78.195 and 78.1955, of the corporation laws of the state of Nevada, FX Energy, Inc., hereby adopts the following Amendment to the Articles of Incorporation Designating Rights, Privileges, and Preferences of 9.25% Series B Cumulative Convertible Preferred Stock:

1.                                      The name of the corporation is FX Energy, Inc. (the “Corporation”).

2.                                      The following resolution amending the Articles of Incorporation establishing a series of preferred stock designated as the “9.25% Series B Cumulative Convertible Preferred Stock” consisting of 920,000 shares, par value $0.001 per share, was duly approved by the board of directors of the Corporation on July 11, 2014, in accordance with the Articles of Incorporation of the Corporation and the corporation laws of the state of Nevada:

RESOLVED, that, pursuant to authority given by Article III of the Articles of Incorporation (which authorized 5,000,000 shares of preferred stock, par value $0.001 per share), a new series of preferred stock in the Corporation, having the rights, preferences, privileges, and restrictions, and the number of shares constituting such series and the designation of such series, set forth below be, and it hereby is, authorized by the board of directors of the Corporation as follows:

Section 1.                                           Number of Shares and Designation.  This series of Preferred Stock shall be designated as 9.25% Series B Cumulative Convertible Preferred Stock, par value $0.001 per share (the “Series B Preferred Stock”), and the number of shares that shall constitute such series shall be 920,000.

Section 2.                                           Definitions.  For purposes of the Series B Preferred Stock and as used in this Designation, the following terms shall have the meanings indicated:

“Agent Members” shall have the meaning set forth in Section 14 of this Designation.

“Alternative Conversion Consideration” shall have the meaning set forth in Section 6(e) of this Designation.

“Alternative Form Consideration” shall have the meaning set forth in Section 6(e) of this Designation.

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York, are not required to be open.

“Bylaws” shall mean the amended and restated bylaws of the Corporation, as may be amended from time to time.

“Call Date” shall mean the date fixed for redemption of the Series B Preferred Stock and specified in the notice to holders required under Section 5(e) of this Designation as the Call Date.

“Change of Control Conversion Date” shall have the meaning set forth in Section 6(k) of this Designation.

“Change of Control Conversion Right” shall have the meaning set forth in Section 6(b) of this Designation.

“Change of Control” shall be deemed to have occurred when, after any share of Series B Preferred is originally issued by the Corporation, any of the following has occurred and is continuing on the date: (i) a “person,” “group,” or “entity” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act) becomes the ultimate “beneficial owner” (as such term is defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have beneficial ownership of all shares of Voting Stock that such person or group has the right to acquire regardless of when such right is first exercisable), directly or indirectly, of Voting Stock representing more than 50% of the total voting power of the total Voting Stock of the Corporation; (ii) the Corporation sells, transfers, or otherwise disposes of all or substantially all of its assets; or (iii) of the consummation of a merger or share exchange of the Corporation with another entity where the Corporation’s stockholders immediately prior to the merger or share exchange would not beneficially own, immediately after the merger or share exchange, securities representing 50% or more of the outstanding Voting Stock of the entity issuing cash or securities in the merger or share exchange (without consideration of the rights of any class of stock to elect directors by a separate group vote), or where members of the board of directors of the Corporation immediately prior to the merger or share exchange would not, immediately after the merger or share exchange, constitute a majority of the board of directors of the entity issuing cash or securities in the merger or share exchange.

“Common Stock” shall mean the shares of common stock, par value $0.001, of the Corporation.

“Common Stock Conversion Consideration” shall have the meaning set forth in Section 6(b) of this Designation.

“Common Stock Price” shall have the meaning set forth in Section 6(l) of this Designation.

“Conversion Consideration” shall have the meaning set forth in Section 6(e) of this Designation.

“Conversion Price” shall mean $5.00 per share, as adjusted for any stock split, stock dividend, stock combination, or other similar transaction as set forth in Section 6(r) of this Designation.

“Depositary” shall have the meaning set forth in Section 14 of this Designation.

“Designation” shall mean this Amendment to the Articles of Incorporation Designating Rights, Privileges, and Preferences of 9.25% Series B Cumulative Convertible Preferred Stock.

“Dividend Default” shall have the meaning set forth in Section 3(b) of this Designation.

“Dividend Payment Date” shall have the meaning set forth in Section 3(a) of this Designation.

“Dividend Rate” shall mean the dividend rate accruing on the Series B Preferred Stock, as applicable from time to time pursuant to the terms hereof.

“Dividend Record Date” shall have the meaning set forth in Section 3(a) of this Designation.

“EBITDAX” shall mean for any period, the sum of net income plus interest expense, plus tax expense, plus depreciation expense, plus depletion expense, plus amortization expense, plus exploration expense, plus any other noncash expense deducted in calculating net income (such as accretion and impairment expenses) of the Corporation and its subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Cap” shall have the meaning set forth in Section 6(d) of this Designation.

“FX Energy Board” shall mean the board of directors of the Corporation or any committee of members of the board of directors authorized by such board to perform any of its responsibilities respecting the Series B Preferred Stock.

“Funded Indebtedness” of any Person shall mean, without duplication: (i) all indebtedness for borrowed money; (ii) all obligations issued, undertaken, or assumed as the deferred purchase price of property or services, other than “capital leases” in accordance with GAAP and trade payables entered into in the ordinary course of business; (iii) all reimbursement or payment obligations with respect to letters of credit, surety bonds, and other similar instruments; (iv) all obligations evidenced by notes, bonds, debentures, or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets, or businesses; (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property); and (vi) all monetary obligations under any leasing or similar arrangement, not classified as a capital lease in accordance with GAAP; provided, however, that in no event shall capital leases or loans incurred to purchase capital equipment be considered Funded Indebtedness.

“GAAP” means generally accepted accounting principles in the United States of America.

“Global Preferred Shares” shall have the meaning set forth in Section 14 of this Designation.

“Interest Payments” shall mean for any period, the amount of interest expense, both expensed and capitalized, of the Corporation and its subsidiaries, determined on a consolidated basis in accordance with GAAP, for such period on the aggregate principal amount of all Funded Indebtedness (whether incurred prior to or after the date hereof), determined on a consolidated basis, in accordance with GAAP.

“Junior Shares” shall have the meaning set forth in Section 9(c) of this Designation.

“Liquidation Amount” shall have the meaning set forth in Section 4(a) of this Designation.

“Listing Default” shall have the meaning set forth in Section 3(c) of this Designation.

“Mandatory Conversion” shall have the meaning set forth in Section 7(a) of this Designation.

“Mandatory Conversion Date” shall have the meaning set forth in Section 7(a) of this Designation.

“Market Value” of a given security shall mean the average of the daily Trading Price per share of such security for the ten consecutive Trading Days immediately prior to the date in question.

“NASDAQ Stock Market” shall mean any of The NASDAQ Global Market, The NASDAQ Capital Market, or The NASDAQ Global Select Market.

“National Exchange” shall mean the listing or quotation, as applicable, of securities on or in the New York Stock Exchange, the NYSE MKT LLC, The NASDAQ Global, Global Select or Capital Market, or any comparable registered national securities exchange.

“Notice of Mandatory Conversion” shall have the meaning set forth in Section 7(a) of this Designation.

“Parity Shares” shall have the meaning set forth in Section 9(b) of this Designation.

“Penalty Rate” shall mean 11.25% per annum.

“Person” shall mean any individual, firm, partnership, limited liability company, corporation, or other entity, and shall include any successor (by merger or otherwise) of such entity.

“Quarterly Dividend Default” shall occur if the Corporation fails to pay cash dividends on the Series B Preferred Stock in full for any Quarterly Dividend Period; provided, that only four Quarterly Dividend Defaults may occur during any calendar year.

“Quarterly Dividend Period” shall mean quarterly Dividend Periods commencing on February 1, May 1, August 1, and November 1 of each year and ending on and including the day preceding the next succeeding Quarterly Dividend Period; provided, however, that any Quarterly Dividend Period during which any Series B Preferred Stock shall be redeemed pursuant to Section 5 shall end on and include the Call Date only with respect to the Series B Preferred Stock being redeemed.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended.

“Senior Shares” shall have the meaning set forth in Section 9(a) of this Designation.

“Series A Preferred Stock” shall mean the Corporation’s Series A Participating Preferred Stock.

“Series B Preferred Stock” shall have the meaning set forth in Section 1 of this Designation.

“Set Apart for Payment” shall be deemed to include, without any further action, the following: the recording by the Corporation in its accounting ledgers of any accounting or bookkeeping entry that indicates, pursuant to an authorization by the FX Energy Board and a declaration of dividends or other distribution by the Corporation, the initial and continued allocation of funds to be so paid on any series or class of shares of stock of the Corporation; provided, however, that if any funds for any class or series of Junior Shares or any class or series of Parity Shares are placed in a separate account of the Corporation or delivered to a disbursing, paying, or other similar agent, then “set apart for payment” respecting the Series B Preferred Stock shall mean irrevocably placing such funds in a separate account or irrevocably delivering such funds to a disbursing, paying or other similar agent.

“Share Cap” shall have the meaning set forth in Section 6(b)(ii) of this Designation.

“Share Split” shall have the meaning set forth in Section 6(c) of this Designation.

“Stated Rate” shall mean 9.25% per annum.

“Trading Day” shall mean, if a security is listed or admitted to trading on the NASDAQ Stock Market, the New York Stock Exchange, the NYSE MKT LLC or another national securities exchange or national securities market, a full day on which the NASDAQ Stock Market, the New York Stock Exchange, the NYSE MKT LLC or such other national securities exchange or national securities market on which the security is traded is open for business and on which trades may be made thereon.

“Trading Price” of a security on any Trading Day (excluding any after-hours trading as of such date) shall mean:

(a)                                 the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and ask prices, regular way, in either case as reported by the principal consolidated transaction reporting system with respect to securities listed or admitted to trading or quoted on the NASDAQ Capital Market, or if such security is not listed or admitted to trading or quoted on the NASDAQ Capital Market, as reported in the principal consolidated transaction reporting system with respect to securities listed on the National Exchange on or in which such security is listed or admitted to trading;

(b)                                 if such security is not listed on, admitted to trading, or quoted on the NASDAQ Capital Market or a National Exchange on that date, the last price quoted by Interactive Data Corporation for that security on the date, or if Interactive Data Corporation is not quoting such price, a similar quotation service selected by the Corporation;

(c)                                  if such security is not so quoted, the average mid-point of the last bid and ask prices for such security on that date from at least two dealers recognized as market-makers for such security selected by the Corporation for this purpose; or

(d)                                 if such security is not so quoted, the average of the last bid and ask prices for such security on that date from a dealer engaged in the trading of such securities selected by the Corporation for such purpose.

“Transfer Agent” shall mean Fidelity Transfer Company or such other agent or agents of the Corporation as may be designated by the FX Energy Board or its duly authorized designee as the transfer agent, registrar, and dividend disbursing agent for the Series B Preferred Stock.

“Voting Preferred Stock” shall have the meaning set forth in Section 10(a) of this Designation.

“Voting Stock” shall mean stock of any class or kind having the power to vote generally for the election of directors.

Section 3.                                           Dividends.

(a)                                 Holders of issued and outstanding Series B Preferred Stock shall be entitled to receive, when and as declared by the FX Energy Board, out of funds of the Corporation legally available for the payment of distributions, cumulative preferential cash dividends at a rate per annum equal to the Dividend Rate of the $25.00 per share stated liquidation preference of the Series B Preferred Stock.  Such right shall be senior to the distribution right of the Series A Preferred Stock.  Except as otherwise provided in subsections (b), (c), (d), and (e) of this Section 3, the Dividend Rate shall be equal to the Stated Rate.  Such dividends shall accrue and accumulate on each issued and outstanding share of the Series B Preferred Stock on a daily basis from (but excluding) the first day of the Quarterly Dividend Period during which such share is issued, and shall be payable quarterly in equal amounts in arrears on the last calendar day of each Quarterly Dividend Period (each such day being hereinafter called a “Dividend Payment Date”); provided, that: (i) Series B Preferred Stock issued during any Quarterly Dividend Period after the Dividend Record Date for such Quarterly Dividend Period shall only begin to accrue dividends on the first day of the next Quarterly Dividend Period; and (ii) if any Dividend Payment Date is not a Business Day, then the dividend that would otherwise have been payable on such Dividend Payment Date may be paid on the next succeeding Business Day with the same force and effect as if paid on such Dividend Payment Date, and no interest or additional dividends or other sums shall accrue on the amount so payable from such Dividend Payment Date to such next succeeding Business Day.  Any dividend payable on the Series B Preferred Stock for any partial Quarterly Dividend Period shall be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months.  Dividends shall be payable to holders of record as they appear in the stock records of the Corporation at the close of business on the applicable record date, which shall be the tenth day preceding the applicable Dividend Payment Date, or such other date designated by the FX Energy Board or an officer of the Corporation duly authorized by the FX Energy Board for the payment of dividends that is not more than 30 or less than 10 days prior to such Dividend Payment Date (each such date, a “Dividend Record Date”).

(b)                                 Upon the occurrence of four accumulated accrued and unpaid Quarterly Dividend Defaults, whether consecutive or nonconsecutive (a “Dividend Default”), then: (i) the Dividend Rate shall increase to the Penalty Rate; and (ii) the holders of Series B Preferred Stock shall have the voting rights described in Section 10 of this Designation, in each case, commencing on the first day after the Dividend Payment Date on which a Dividend Default occurs and for each subsequent Dividend Payment Date thereafter until such time as the Corporation has paid all accumulated accrued and unpaid dividends on the Series B Preferred Stock in full and has paid accrued dividends for all Quarterly Dividend Periods during the two most recently completed

Quarterly Dividend Periods in full in cash at the Penalty Rate, at which time the Dividend Rate shall revert to the Stated Rate.  Following any Dividend Default that has been cured by the Corporation as provided in this subsection (b), if the Corporation subsequently fails to pay cash dividends on the Series B Preferred Stock in full for any Quarterly Dividend Period, such subsequent failure shall constitute a separate Dividend Default, and the foregoing provisions of this subsection (b) shall immediately apply until such subsequent Dividend Default is cured as so provided.

(c)                                  Once the Series B Preferred Stock becomes initially eligible for National Exchange, if the Corporation fails to maintain a National Exchange for the Series B Preferred Stock for 180 consecutive days or longer (a “Listing Default”), then:

(i)                                     the Dividend Rate shall increase to the Penalty Rate, commencing on the day after the Listing Default and continuing until such time as the Corporation has cured the Listing Default by again subjecting the Series B Preferred Stock to a National Exchange, at which time the Dividend Rate shall revert to the Stated Rate; and

(ii)                                  until such time as the Dividend Rate reverts to the Stated Rate pursuant to subsection (i) of this subsection (c), the holders of Series B Preferred Stock will have the voting rights described in Section 10 of this Designation.

Following any Listing Default that has been cured by the Corporation as provided in subsection (i) of this subsection (c), if the Series B Preferred Stock subsequently ceases to be subject to a National Exchange, such event shall constitute a separate Listing Default, and the foregoing provisions of subsections (i) and (ii) of this subsection (c) shall immediately apply until such time as the Series B Preferred Stock is again subject to a National Exchange.

(d)                                 No dividend on the Series B Preferred Stock will be declared by the Corporation, paid, or Set Apart for Payment by the Corporation at such time as the terms and provisions of Senior Shares or any agreement of the Corporation, including any agreement relating to its indebtedness, prohibit such declaration, payment, or setting apart for payment or provide that such declaration, payment, or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration, payment, or setting aside of funds is restricted or prohibited under the Nevada Revised Statutes or other applicable law; provided, however, notwithstanding anything to the contrary contained herein, dividends on the Series B Preferred Stock shall continue to accrue and accumulate regardless of whether: (i) any or all of the foregoing restrictions exist; (ii) the Corporation has earnings or profits; (iii) there are funds legally available for the payment of such dividends; or (iv) such dividends are authorized by the FX Energy Board.  Accrued and unpaid dividends on the Series B Preferred Stock will accumulate as of the Dividend Payment Date on which they first become payable or on the date of redemption of the Series B Preferred Stock, as the case may be.

(e)                                  Except as provided in the next sentence, if any Series B Preferred Stock are outstanding, no dividends will be declared or paid or Set Apart for Payment on any Parity Shares or Junior Shares, unless all accumulated accrued and unpaid dividends are contemporaneously declared and paid in cash, or declared and a sum of cash sufficient for the payment thereof set apart for such payment, on the Series B Preferred Stock for all past Quarterly Dividend Periods respecting which full dividends were not paid on the Series B Preferred Stock in cash.  When dividends are not paid in full (or a sum sufficient for such full payment is not so Set Apart for Payment) upon the Series B Preferred Stock and upon all Parity Shares, all dividends declared, paid, or Set Apart for Payment upon the Series B Preferred Stock and all such Parity Shares shall be declared and paid pro rata, or declared and Set Apart for Payment pro rata, so that the amount of dividends declared per share of Series B Preferred Stock and per share of such Parity Shares shall, in all cases, bear to each other the same ratio that accumulated dividends per share of Series B Preferred Stock and such other Parity Shares (which shall not include any accumulation in respect of unpaid dividends for prior Quarterly Dividend Periods if such other Parity Shares do not bear cumulative dividends) bear to each other.  No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Series B Preferred Stock that may be in arrears, whether at the Stated Rate or at the Penalty Rate.

(f)                                   Except as provided in subsection (e) of this Section 3, unless all accumulated accrued and unpaid dividends on the Series B Preferred Stock are contemporaneously declared and paid in cash, or declared and a sum of cash sufficient for the payment thereof is Set Apart for Payment, for all past Quarterly Dividend Periods respecting which full dividends were not paid on the Series B Preferred Stock, no dividends may be declared, paid, or Set Apart for Payment upon the Common Stock or any Junior Shares or Parity Shares, nor shall any Common Stock or any Junior Shares or Parity Shares be redeemed, purchased, or otherwise acquired directly or indirectly for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such stock) by the Corporation (except by conversion into or exchange for Junior Shares or by redemption, purchase, or acquisition of stock under any employee benefit plan of the Corporation).

(g)                                  Holders of Series B Preferred Stock shall not be entitled to any dividend, whether payable in cash or property, in excess of all accumulated accrued and unpaid dividends on the Series B Preferred Stock as described in this Section 3.  Any dividend payment made on the Series B Preferred Stock shall first be credited against the earliest accumulated accrued and unpaid dividend due respecting such shares that remains payable at the time of such payment.

Section 4.                                           Liquidation Preference.

(a)                                 Subject to the rights of the holders of Senior Shares and Parity Shares, in the event of any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of Junior Shares, as to the distribution of assets on any liquidation, dissolution, or winding up of the Corporation, each holder of the Series B Preferred Stock shall be entitled to receive an amount of cash equal to $25.00 per share of Series B Preferred Stock, plus an amount in cash equal to all accumulated accrued and unpaid dividends thereon (whether or not earned or declared) to the date of final distribution to such holders (the “Liquidation Amount”).  If, upon any liquidation, dissolution, or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of the Series B Preferred Stock shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other shares of any class or series of Parity Shares as to the distribution of assets on any liquidation, dissolution, or winding up of the Corporation, then such assets, or the proceeds thereof, shall be distributed among the holders of Series B Preferred Stock and any such other Parity Shares ratably in accordance with the respective amounts that would be payable on such Series B Preferred Stock and any such other Parity Shares if all amounts payable thereon were paid in full.  For the purposes of this Section 4, none of: (i) a consolidation or merger of the Corporation with one or more corporations or other entities; (ii) a sale, lease, or transfer of all or substantially all of the Corporation’s assets; or (iii) a statutory share exchange, shall be deemed to be a liquidation, dissolution, or winding up, voluntary or involuntary, of the Corporation.

(b)                                 Subject to the rights of the holders of Senior Shares and Parity Shares upon liquidation, dissolution, or winding up, upon any liquidation, dissolution, or winding up of the Corporation, after payment shall have been made in full to the holders of the Series B Preferred Stock, as provided in this Section 4, any other series or class or classes of Junior Shares shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series B Preferred Stock shall not be entitled to share therein.

Section 5.                                           Redemption.

(a)                                 The Series B Preferred Stock shall not be redeemable by the Corporation prior to July 17, 2017, except following a Change of Control as provided in subsection (b) of this Section 5.  On and after July 17, 2017, the Corporation may redeem the Series B Preferred Stock, in whole at any time or from time to time in part, at the option of the Corporation, for cash, at a redemption price of $25.00 per share of Series B Preferred Stock, plus the amounts indicated in subsection (c) of this Section 5.

(b)                                 Following a Change of Control, the Corporation (or the acquiring entity) will have the right to redeem the Series B Preferred Stock, in whole but not in part, within 90 days after the date on which the Change of Control has occurred, for cash, at a redemption price equal to $25.00 per share, plus accumulated accrued and unpaid dividends to, but not including, the date of redemption.

(c)                                  Upon any redemption of Series B Preferred Stock pursuant to this Section 5, the Corporation shall, subject to the next sentence, pay any accumulated accrued and unpaid dividends in arrears for any Quarterly Dividend Period ending on or prior to the Call Date.  If the Call Date falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, then each holder of Series B Preferred Stock at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares before such Dividend Payment Date.  Except as provided above, the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on Series B Preferred Stock called for redemption.

(d)                                 If all accumulated accrued and unpaid dividends on the Series B Preferred Stock and any other class or series of Parity Shares of the Corporation have not been paid in cash (or respecting the Parity Shares, in Common Stock or Parity Shares) or declared and Set Apart for Payment in cash (or respecting the Parity Shares, in Common Stock or Parity Shares), the Series B Preferred Stock shall not be redeemed under this Section 5 in part, and the Corporation shall not purchase or acquire Series B Preferred Stock, otherwise than: (i) pursuant to a purchase or exchange offer made on the same terms to all holders of Series B Preferred Stock and Parity Shares; or (ii) in exchange for Junior Shares.

(e)                                  Notice of the redemption of any Series B Preferred Stock under this Section 5 shall be mailed by first class mail to each holder of record of Series B Preferred Stock to be redeemed at the address of each such holder as shown on the Corporation’s records, not less than 30 or more than 60 days prior to the Call Date.  Each such mailed notice shall state, as appropriate: (i) the Call Date; (ii) the number of Series B Preferred Stock to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the redemption price per Share of Series B Preferred Stock (determined as set forth in subsection (a) or (b) of this Section 5, as applicable), plus accumulated accrued and unpaid dividends through the Call Date (determined as set forth in subsection (c) of this Section 5); (iv) if any shares are represented by certificates, the place or places at which certificates for such shares are to be surrendered; (v) that dividends on the shares to be redeemed shall cease to accrue on such Call Date except as otherwise provided herein; and (vi) any other information required by law or by the applicable rules of any exchange or national securities market upon which the Series B Preferred Stock may be listed or admitted for trading.  Notice having been mailed as aforesaid, from and after the Call Date (unless the Corporation shall fail to make available an amount of cash necessary to effect such redemption within 90 days), except as otherwise provided herein, dividends on the Series B Preferred Stock so called for redemption shall cease to accrue, said shares shall no longer be deemed to be outstanding, and all rights of the holders thereof as holders of Series B Preferred Stock shall cease (except the right to receive cash payable upon such redemption, without interest thereon, upon surrender and endorsement of their certificates if so required and to receive any dividends payable thereon).

(f)                                   The Corporation’s obligation to provide cash in accordance with the preceding subsection shall be deemed fulfilled if, on or before the Call Date, the Corporation shall irrevocably deposit funds necessary for such redemption, in trust, with a bank or trust company that has, or is an affiliate of a bank or trust company that has, capital and surplus of at least $50 million, with irrevocable instructions that such cash be applied to the redemption of the Series B Preferred Stock so called for redemption, in which case the notice to holders of the Series B Preferred Stock will: (i) state the date of such deposit; (ii) specify the office of such bank or trust company as the place of payment of the redemption price; and (iii) require such holders to surrender the certificates, if any, representing such shares at such place on or about the date fixed in such redemption notice (which may not be later than the Call Date) against payment of the redemption price (including all accumulated accrued and unpaid dividends to the Call Date, determined as set forth in subsection (c) of this Section 5).  No interest shall accrue for the benefit of the holders of Series B Preferred Stock to be redeemed on any cash so set aside by the Corporation.  Subject to applicable escheat laws, any such cash unclaimed at the end of six months from the Call Date shall revert to the general funds of the Corporation, after which reversion the holders of such shares so called for redemption shall look only to the general funds of the Corporation for the payment of such cash.

(g)                                  As promptly as practicable after the surrender, in accordance with said notice, of the certificates, if any, for any such shares so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and if the notice shall so state), such shares shall be exchanged for any cash (without interest thereon) for which such shares have been redeemed.  If fewer than all shares of the outstanding Series B Preferred Stock are to be redeemed, shares to be redeemed shall be selected by the Corporation from outstanding Series B Preferred Stock not previously called for redemption by lot or pro rata (as nearly as may be).  If fewer than all shares of the Series B Preferred Stock represented by any certificate are redeemed, then new certificates representing the unredeemed shares shall be issued without cost to the holder thereof.

Section 6.                                           Holder Conversion Rights.

(a)                                 From time to time after the date of issuance of the Series B Preferred Stock, each share of Series B Preferred Stock shall be convertible at any time at the option of the holder into that number of validly issued, fully paid, and nonassessable shares of Common Stock computed by dividing the Liquidation Amount by the Conversion Price.  Each share of Series B Preferred Stock called for redemption will be convertible at the option of the holder pursuant to this Section 6(a) into shares of Common Stock up to and including, but not after, the close of business on the date fixed for redemption unless the Corporation defaults in the payment of the amount payable upon redemption.

(b)                                 Upon the occurrence of a Change of Control, each holder of Series B Preferred Stock will have the right (unless, prior to the Change of Control Conversion Date, the Corporation has provided or provides irrevocable notice of its election to redeem the Series B Preferred Stock as described in Section 5 above, in which case, such holder will only have the right respecting the shares of Series B Preferred Stock not called for redemption (unless the Corporation defaults in the payment of the redemption price and accumulated and unpaid dividends, in which case, such holder will again have a conversion right respecting the shares of Series B Preferred Stock subject to such default in payment)) to convert some or all of the Series B Preferred Stock held by such holder (the “Change of Control Conversion Right”) on the Change of Control Conversion Date into a number of shares of Common Stock per share of Series B Preferred Stock (the “Common Stock Conversion Consideration”), which is equal to the lesser of:

(i)                                     the quotient obtained by dividing the sum of the $25.00 liquidation preference per share of Series B Preferred Stock, plus the amount of any accumulated and unpaid dividends (whether or not declared) to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a record date for any Series B Preferred Stock dividend payment and prior to the corresponding Series B Preferred Stock Dividend Payment Date, in which case, no additional amount for such accumulated and unpaid dividend will be included in this sum and such accumulated and unpaid dividend will be paid to the holder of record), by the Common Stock Price; and

(ii)                                  14.925 shares of Common Stock per share of Series B Preferred Stock (the “Share Cap”), subject to certain further adjustments described below.

(c)                                  The Share Cap is subject to pro-rata adjustments for any share splits (including those effected pursuant to a distribution of Common Stock), subdivisions, or combinations (in each case, a “Share Split”) respecting the Common Stock, as follows: the adjusted Share Cap as the result of a Share Split will be the number of shares of Common Stock that is equivalent to the product obtained by multiplying the Share Cap in effect immediately prior to such Share Split by a fraction, the numerator of which is the number of shares of Common Stock outstanding after giving effect to such Share Split and the denominator of which is the number of shares of Common Stock outstanding immediately prior to such Share Split.

(d)                                 For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of shares of Common Stock (or equivalent Alternative Conversion Consideration, as applicable) issuable in connection with the exercise of the Change of Control Conversion Right will not exceed 11,940,000 shares of Common Stock (or equivalent Alternative Conversion Consideration, as applicable), subject to increase to the extent the underwriters’ allotment option to purchase additional shares of Series B Preferred Stock is exercised, not to exceed 13,731,000 shares of Common Stock in total (or equivalent Alternate Consideration, as applicable) (the “Exchange Cap”).  The Exchange Cap is subject to corresponding adjustment upon issuance of additional shares of Series B Preferred Stock after July 17, 2014, any adjustment to the Share Cap under clause (ii) of subsection (b) of this Section 6 and any pro-rata adjustments for any Share Splits on the same basis as the corresponding adjustments to the Share Cap.

(e)                                  In the case of a Change of Control pursuant to which the Common Stock will be converted into cash, securities, or other property or assets (including any combination thereof) (the “Alternative Form Consideration”), a holder of Series B Preferred Stock will receive upon conversion of such Series B Preferred Stock the kind and amount of Alternative Form Consideration that such holder would have owned or been entitled to receive upon the Change of Control had such holder held a number of shares of Common Stock equal to the Common Stock Conversion Consideration immediately prior to the effective time of the Change of Control (the “Alternative Conversion Consideration”).  The Common Stock Conversion Consideration or the Alternative Conversion Consideration, as may be applicable to a Change of Control, is referred to herein as the “Conversion Consideration.”

(f)                                   If the holders of Common Stock have the opportunity to elect the form of consideration to be received in the Change of Control, the Conversion Consideration in respect of such Change of Control will be deemed to be the kind and amount of consideration actually received by holders of a majority of the Common Stock that voted for such an election (if electing between two types of consideration) or holders of a plurality of the Common Stock that voted for such an election (if electing between more than two types of consideration), as the case may be, and will be subject to any limitations to which all holders of Common Stock are subject, including pro-rata reductions applicable to any portion of the consideration payable in the Change of Control.

(g)                                  The Corporation will not issue fractional shares of Common Stock upon the conversion of the Series B Preferred Stock.  Instead, the Corporation will pay the cash value of such fractional shares.

(h)                                 Within 15 days following the occurrence of a Change of Control, the Corporation will provide to holders of Series B Preferred Stock a notice of occurrence of the Change of Control that describes the resulting Change of Control Conversion Right.  This notice will state the following:

(i)                                     the events constituting the Change of Control;

(ii)                                  the date of the Change of Control;

(iii)                               the last date on which the holders of Series B Preferred Stock may exercise their Change of Control Conversion Right;

(iv)                              the method and period for calculating the Common Stock Price;

(v)                                 the Change of Control Conversion Date;

(vi)                              that if, prior to the Change of Control Conversion Date, the Corporation has provided or provides irrevocable notice of its election to redeem all or any portion of the Series B Preferred Stock, holders will not be able to convert Series B Preferred Stock designated for redemption and such shares will be redeemed on the related redemption date, even if such shares have already been tendered for conversion pursuant to the Change of Control Conversion Right (unless the Corporation defaults in payment of the redemption price and all accumulated and unpaid dividends);

(vii)                           if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per share of Series B Preferred Stock;

(viii)                        the name and address of the paying agent and the conversion agent;

(ix)                              the procedures that the holders of Series B Preferred Stock must follow to exercise the Change of Control Conversion Right; and

(x)                                 the last date on which holders of Series B Preferred Stock may withdraw shares surrendered for conversion and the procedures such holders must follow to effect such a withdrawal.

(i)                                     The Corporation will issue a press release for publication on the Dow Jones & Company, Inc., Business Wire, PR Newswire, or Bloomberg Business News (or, if these organizations are not in existence at the time of issuance of the press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), or post a notice on its website, in any event, prior to the opening of business on the first Business Day following any date on which the Corporation provides the notice described above to the holders of Series B Preferred Stock.

(j)                                    To exercise the Change of Control Conversion Right, the holders of Series B Preferred Stock will be required to deliver, on or before the close of business on the Change of Control Conversion Date, the certificates (if any) representing Series B Preferred Stock to be converted, duly endorsed for transfer, together with a written conversion notice completed, to the Corporation’s transfer agent, or comply with the applicable procedures of the Depositary in the case of Global Preferred Shares.  The conversion notice must state:

(i)                                     the relevant Change of Control Conversion Date;

(ii)                                  the number of shares of Series B Preferred Stock to be converted; and

(iii)                               that the Series B Preferred Stock is to be converted pursuant to the applicable provisions of the Series B Preferred Stock.

(k)                                 The “Change of Control Conversion Date” is the date the Series B Preferred Stock is to be converted, which will be a Business Day that is no fewer than 20 days nor more than 35 days after the date on which the Corporation provides the notice described above to the holders of Series B Preferred Stock.

(l)                                     The “Common Stock Price” will be: (i) if the consideration to be received in the Change of Control by the holders of Common Stock is solely cash, the amount of cash consideration per share of Common Stock; or (ii) if the consideration to be received in the Change of Control by holders of Common Stock is other than solely cash: (1) the average of the closing sale prices per share of Common Stock (if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) for the ten consecutive Trading Days immediately preceding, but not including, the effective date of the Change of Control as reported on the principal U.S. securities exchange on which the Common Stock is then traded; or (2) the average of the last quoted bid prices for Common Stock in the over-the-counter market as reported by OTC Market Group Inc. or similar organization for the ten consecutive Trading Days immediately preceding, but not including, the effective date of the Change of Control, if the Common Stock is not then subject to a National Exchange.

(m)                             Holders of Series B Preferred Stock may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to the transfer agent for the Series B Preferred Stock prior to the close of business on the Business Day prior to the Change of Control Conversion Date.  The notice of withdrawal must state:

(i)                                     the number of withdrawn shares of Series B Preferred Stock;

(ii)                                  if certificated Series B Preferred Stock have been issued, the certificate numbers of the withdrawn shares of Series B Preferred Stock; and

(iii)                               the number of shares of Series B Preferred Stock, if any, that remain subject to the conversion notice.

(n)                                 Notwithstanding the foregoing, in the case of Global Preferred Shares, the conversion notice and/or the notice of withdrawal, as applicable, must comply with applicable procedures of the Depositary.

(o)                                 Shares of Series B Preferred Stock as to which the Change of Control Conversion Right have been properly exercised and for which the conversion notice has not been properly withdrawn will be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date, unless prior to the Change of Control Conversion Date, the Corporation has provided or provides notice of its election to redeem such Series B Preferred Stock.  If the Corporation elects to redeem Series B Preferred Stock that would otherwise be converted into the applicable Conversion Consideration on a Change of Control Conversion Date, such Series B Preferred Stock will not be so converted, and the holders of such shares will be entitled to receive on the applicable redemption date $25.00 per share of Series B Preferred Stock, plus any accumulated and unpaid dividends thereon to, but not including, the redemption date.

(p)                                 The Corporation shall deliver amounts owing upon conversion no later than the third Business Day following the Change of Control Conversion Date.

(q)                                 In connection with the exercise of any Change of Control Conversion Right, the Corporation will comply with all federal and state securities laws and stock exchange rules in connection with any conversion of Series B Preferred Stock into shares of Common Stock or other property.

(r)                                    If the Corporation, at any time while any shares of Series B Preferred Stock are outstanding, shall: (i) pay a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock; (ii) subdivide outstanding shares of Common Stock into a larger number of shares; (iii) combine (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares; or (iv) issue by reclassification of shares of the Common Stock any shares of capital stock of the Corporation, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding before such event and of which the denominator shall be the number of shares of Common Stock outstanding after such event.  Any adjustment made pursuant to this Section 6(r) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination, or reclassification.

Section 7.                                           Mandatory Market Trigger Conversion.

(a)                                 The Corporation shall have the option, exercisable by written notice to any holder of the Series B Preferred Stock (“Notice of Mandatory Conversion”) within three days following a period in which for at least 20 Trading Days in the aggregate during 30 consecutive Trading Days, the Trading Price for the Common Stock was equal to or greater than 120% of the Conversion Price, to compel such holder to convert all or a portion, on a pro-rata basis, of the Series B Preferred Stock held by such holder into Common Stock (“Mandatory Conversion”), subject to the requirements of Section 6(b).  Each share of Series B Preferred Stock subject to a Notice of Mandatory Conversion shall be convertible into a number of validly issued, fully paid, and nonassessable shares of Common Stock computed by dividing the Liquidation Amount by the Conversion Price.  The date specified in the Notice of Mandatory Conversion as the date of the Mandatory Conversion, which date shall not be less than 20 nor more than 60 days after the date that the Notice of Mandatory Conversion is issued, is the “Mandatory Conversion Date.”  The Notice of Mandatory Conversion shall specify the amount of shares of the Series B Preferred Stock that are subject to Mandatory Conversion.  Each Mandatory Conversion Date shall be a deemed conversion date, and the Corporation will be required to deliver the Common Stock issuable pursuant to a Mandatory Conversion Notice in the same manner and time period as described in this Section 7(a).  In the event the Corporation fails to deliver the Common Stock issuable upon Mandatory Conversion on the delivery date, then at such holder’s election, such Notice of Mandatory Conversion will be null and void or such holder may enforce the Notice of Mandatory Conversion.  A Notice of Mandatory Conversion may not be rescinded by the Corporation without the consent of such holder.

(b)                                 The Corporation will not issue fractional shares of Common Stock upon the conversion of the Series B Preferred Stock.  Instead, the Corporation will pay the cash value of such fractional shares.

(c)                                  The Corporation will issue a press release for publication on the Dow Jones & Company, Inc., Business Wire, PR Newswire, or Bloomberg Business News (or, if these organizations are not in existence at the time of issuance of the press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), or post a notice on its website, in any event, prior to the opening of business on the first Business Day following any date on which the Corporation provides the notice described above to the holders of Series B Preferred Stock.

(d)                                 Notwithstanding the foregoing, in the case of Global Preferred Shares, the conversion notice and/or the notice of withdrawal, as applicable, must comply with applicable procedures of the Depositary.

(e)                                  The Corporation shall deliver amounts owing upon conversion no later than the third Business Day following the Mandatory Conversion Date.

(f)                                   In connection with the exercise of any Mandatory Conversion Right, the Corporation will comply with all federal and state securities laws and stock exchange rules in connection with any conversion of Series B Preferred Stock into shares of Common Stock or other property.

(g)                                  Except as provided in Section 6 of this Designation and this Section 7, the Series B Preferred Stock is not convertible into or exchangeable for any other securities or property.

Section 8.                                           Status of Acquired Shares.  All Series B Preferred Stock issued and redeemed by the Corporation in accordance with Section 5 hereof, or otherwise acquired by the Corporation, shall be restored to the status of authorized but unissued shares of undesignated preferred stock of the Corporation.

Section 9.                                           Ranking.

(a)                                 Any class or series of shares of stock of the Corporation shall be deemed to rank prior to the Series B Preferred Stock, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution, or winding up, if the holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution, or winding up, as the case may be, in preference or priority to the holders of Series B Preferred Stock (“Senior Shares”).

(b)                                 Any class or series of shares of stock of the Corporation shall be deemed to rank on a parity with the Series B Preferred Stock, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution, or winding up, whether or not the Dividend Rates, Dividend Payment Dates, or redemption or liquidation prices per share thereof be different from those of the Series B Preferred Stock, if the holders of such class or series and the Series B Preferred Stock shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution, or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other (“Parity Shares”).

(c)                                  Any class or series of shares of stock of the Corporation shall be deemed to rank junior to the Series B Preferred Stock, as to the payment of dividends and as to the distribution of assets upon liquidation, dissolution, or winding up, if such class or series shall be the Common Stock, Series A Preferred Stock, or any other class or series of shares of stock of the Corporation now or hereafter issued and outstanding over which the Series B Preferred Stock has preference or priority in the payment of dividends and in the distribution of assets upon any liquidation, dissolution, or winding up of the Corporation (“Junior Shares”).

Section 10.                                    Voting Rights.

(a)                                 The Series B Preferred Stock shall have no voting rights, except as set forth in this Section 10.  In the circumstances identified in subsections (b) and (c) of Section 3 hereof, the number of directors then constituting the FX Energy Board shall increase by at least two (the exact number to be fixed by the FX Energy Board pursuant to the Bylaws), and the holders of Series B Preferred Stock, together with the holders of shares of every other series of Parity Shares upon which like voting rights have been conferred and are exercisable (any such other series, the “Voting Preferred Stock”), voting together as a single class regardless of series, shall be entitled to elect two directors.  Such directors shall be elected at any annual meeting of stockholders or special meeting held in place thereof, or at a special meeting of the holders of the Series B Preferred Stock and the Voting Preferred Stock called as provided in subsection (b) of this Section 10; in each instance in accordance with the Bylaws.  Such voting rights shall continue until terminated as provided in subsections (b) and (c) of Section 3 of this Designation, as applicable, whereupon the terms of all Persons elected as directors to the FX Energy Board by the holders of the Series B Preferred Stock and the Voting Preferred Stock shall terminate effective immediately and the number of directors constituting the FX Energy Board shall decrease accordingly.

(b)                                 At any time after the voting power conferred in subsection (a) of this Section 10 shall have been so vested in the holders of Series B Preferred Stock and the Voting Preferred Stock, the Corporate Secretary may, and upon the written request of any holder of Series B Preferred Stock (addressed to the Corporate Secretary at the principal office of the Corporation) shall, call a special meeting of the holders of the Series B Preferred Stock and of the Voting Preferred Stock for the election of the two directors to be elected by them to the FX Energy Board as herein provided, such call to be made by notice similar to that provided in the Bylaws for a special meeting of the stockholders or as required by law.  If any such special meeting required to be called as above provided shall not be called by the Corporate Secretary within 75 days after receipt of any such request, then any holder of Series B Preferred Stock may call such meeting, upon the notice above provided, and for that purpose shall have access to the share records of the Corporation for the Series B Preferred Stock and Voting Preferred Stock.  The directors elected at any such special meeting shall serve until the next annual meeting of the stockholders or special meeting held in lieu thereof and until their successors are duly elected and qualified or until such Person’s earlier resignation or removal, if such term shall not have previously terminated as above provided.  If any vacancy shall occur among the directors elected by the holders of the Series B Preferred Stock and the Voting Preferred Stock, a successor shall be elected by the FX Energy Board, upon the nomination of the then-remaining director elected by the holders of the Series B Preferred Stock and the Voting Preferred Stock or the successor of such remaining director, if any, to serve until the next annual meeting of the stockholders or special meeting held in place thereof and until their successors are duly elected and qualified, if such term shall not have previously terminated as provided above.

(c)                                  In the event that holders of the Series B Preferred Stock and any other Voting Preferred Stock submit a written request to call a special meeting of the holders of the Series B Preferred Stock and of the Voting Preferred Stock for the election of the two directors to be elected by them to the FX Energy Board pursuant to subsection (b) of this Section 10, the existing FX Energy Board may, pursuant to the provisions of the Bylaws: (i) increase the number of directors on the FX Energy Board to a number that would allow the directors elected by the holders of the Common Stock or appointed by the existing FX Energy Board to fill the newly created directorships to constitute at least a majority of the FX Energy Board; and (ii) fill those vacancies prior to any such election pursuant to subsection (b) of this Section 10.

(d)                                 So long as any shares of Series B Preferred Stock are outstanding, the affirmative vote of the holders of at least two-thirds of the Series B Preferred Stock and the Voting Preferred Stock at the time outstanding, acting as a single class regardless of series, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

(i)                                     any amendment, alteration, or repeal of any of the provisions of the Articles of Incorporation or these terms of the Series B Preferred Stock that materially and adversely affect the rights, preferences, or voting power of the Series B Preferred Stock or the Voting Preferred Stock; provided, however, that the amendment of the provisions of the Articles of Incorporation so as to authorize or create, or to increase the authorized amount of, the Series B Preferred Stock, any Parity Shares, or any Junior Shares shall not be deemed to materially or adversely affect the rights, preferences, or voting power of the Series B Preferred Stock or the Voting Preferred Stock; and

provided, further, that if any such amendment, alteration, or repeal would materially and adversely affect any voting powers, rights, or preferences of the Series B Preferred Stock or another series of Voting Preferred Stock that are not enjoyed by some or all of the other series otherwise entitled to vote in accordance herewith, the affirmative vote of at least two-thirds of the votes entitled to be cast by the holders of all series similarly affected, similarly given, shall be required in lieu of the affirmative vote of at least two-thirds of the votes entitled to be cast by the holders of the Series B Preferred Stock and the Voting Preferred Stock otherwise entitled to vote in accordance herewith;

(ii)                                  a statutory share exchange that affects the Series B Preferred Stock, a consolidation with or merger of the Corporation into another entity, or a consolidation with or merger of another entity into the Corporation, unless in each such case each Share of Series B Preferred Stock: (1) shall remain outstanding without a material and adverse change to its terms, voting powers, preferences, and rights; or (2) shall be converted into or exchanged for preferred shares of the surviving entity having preferences, conversion, or other rights, voting powers, restrictions, limitations as to dividends or distributions, qualifications, and terms or conditions of redemption thereof identical to that of a share of Series B Preferred Stock (except for changes that do not materially and adversely affect the Series B Preferred Stock); provided, however, that if any such share exchange, consolidation, or merger would materially and adversely affect any voting powers, rights, or preferences of the Series B Preferred Stock or another series of Voting Preferred Stock that are not enjoyed by some or all of the other series otherwise entitled to vote in accordance herewith, the affirmative vote of at least two-thirds of the votes entitled to be cast by the holders of all series similarly affected, similarly given, shall be required in lieu of the affirmative vote of at least two-thirds of the votes entitled to be cast by the holders of the Series B Preferred Stock and the Voting Preferred Stock otherwise entitled to vote in accordance herewith; or

(iii)                               the authorization, reclassification, or creation of, or the increase in the authorized amount of, any shares of any class or any security convertible into or exchangeable for shares of any class ranking prior to the Series B Preferred Stock or the Voting Preferred Stock in the distribution of assets on any liquidation, dissolution, or winding up of the Corporation or in the payment of dividends;

provided, however, that no such vote of the holders of Series B Preferred Stock shall be required on or after July 17, 2017, or in connection with a Change of Control if, at or prior to the time when such amendment, alteration, repeal, share exchange, consolidation, or merger is to take effect, or when the issuance of any such prior shares or convertible security is to be made, as the case may be, a deposit is made for the redemption in cash of all Series B Preferred Stock at the time outstanding as provided in subsection (e) of Section 5 of this Designation for a redemption price determined under the appropriate subsection of Section 5 of this Designation.

(e)                                  So long as the Series B Preferred Stock has at least an aggregate of $5,000,000 in liquidation amount outstanding, the affirmative vote of the holders of at least two-thirds of the Series B Preferred Stock at the time outstanding, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for the Corporation to incur additional Funded Indebtedness, after the date the first share of Series B Preferred Stock is issued, in an aggregate amount greater than $1,000,000 outstanding at any time if the ratio of EBITDAX to Interest Payments, after taking into account such additional Funded Indebtedness, shall be less than 2:1, on a pro forma basis, for the two most recently completed fiscal quarters immediately preceding such date of determination for which financial statements have been filed with the SEC.

(f)                                   For purposes of subsections (c) and (d) of this Section 10, each share of Series B Preferred Stock shall have one vote per share, except that when any other series of Voting Preferred Stock shall have the right to vote with the Series B Preferred Stock as a single class on any matter, then the Series B Preferred Stock and such other series shall have respecting such matters one vote per $25.00 of stated liquidation preference.  Except as set forth herein, the Series B Preferred Stock shall not have any relative, participating, optional, or other special voting rights and powers other than as set forth herein, and the consent of the holders thereof shall not be required for the taking of any corporate action.

(g)                                  No amendment to these terms of the Series B Preferred Stock shall require the vote of the holders of Common Stock (except as required by law) or any series of preferred stock other than the Voting Preferred Stock.

Section 11.                                    Information Rights.  During any period in which the Corporation is not subject to Section 13 or 15(d) of the Exchange Act and any shares of Series B Preferred Stock are outstanding, the Corporation shall: (a) transmit by mail to all holders of Series B Preferred Stock, as their names and addresses appear in the Corporation’s record books and without cost to such holders, copies of the annual reports and quarterly reports that the Corporation would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if the Corporation was subject to such sections (other than any exhibits that would have been required); and (b) promptly upon written request, supply copies of such reports to any prospective holder of Series B Preferred Stock.  The Corporation shall mail the reports to the holders of Series B Preferred Stock within 15 days after the respective dates by which the Corporation would have been required to file the reports with the SEC if the Corporation were then subject to Section 13 or 15(d) of the Exchange Act, assuming the Corporation is a “nonaccelerated filer” in accordance with the Exchange Act.

Section 12.                                    Record Holders.  The Corporation and the Transfer Agent shall deem and treat the record holder of any Series B Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor the Transfer Agent shall be affected by any notice to the contrary.

Section 13.                                    Sinking Fund.  The Series B Preferred Stock shall not be entitled to the benefits of any retirement or sinking fund.

Section 14.                                    Book Entry.  The Series B Preferred Stock shall be issued initially in the form of one or more fully registered global certificates (“Global Preferred Shares”), which shall be deposited on behalf of the purchasers represented thereby with the Transfer Agent, as custodian for a securities depositary (the “Depositary”) that is a clearing agency under Section 17A of the Exchange Act (or with such other custodian as the Depositary may direct), and registered in the name of the Depositary or its nominee, duly executed by the Corporation and authenticated by the Transfer Agent.  The number of Series B Preferred Stock represented by Global Preferred Shares may from time to time be increased or decreased by adjustments made on the records of the Transfer Agent and the Depositary as hereinafter provided.  Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under these terms of the Series B Preferred Stock respecting any Global Preferred Shares held on their behalf by the Depositary or by the Transfer Agent as the custodian of the Depositary or under such Global Preferred Shares, and the Depositary may be treated by the Corporation, the Transfer Agent, and any agent of the Corporation or the Transfer Agent as the absolute owner of such Global Preferred Shares for all purposes whatsoever.  Notwithstanding the foregoing, nothing herein shall prevent the Corporation, the Transfer Agent, or any agent of the Corporation or the Transfer Agent from giving effect to any written certification, proxy, or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of the Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Preferred Shares.

Section 15.                                    Reduction of Authorized Shares of Series B Preferred Stock.  The Corporation may, upon the authorization of its board of directors and without the consent of or notice to the holders of outstanding Series B Preferred Stock, reduce the number of authorized shares in this series, provided that the number of authorized shares shall remain at least as large as the number of shares of Series B Preferred Stock then issued and outstanding and reserved for issuance under outstanding options, warrants, or similar rights or obligations.

Section 16.                                    Notice.  Any notice required or permitted hereunder shall be legally and sufficiently given if delivered personally or if mailed, first-class postage prepaid.  The failure to mail any notice required or any defect therein or in the mailing thereof to any particular holder shall not affect the sufficiency of the notice or the validity of the proceedings for redemption respecting the other holders.  Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given on the date mailed, whether or not the holder receives the notice.

IN WITNESS WHEREOF, the foregoing Amendment to the Articles of Incorporation Designating Rights, Privileges, and Preferences of 9.25% Series B Cumulative Convertible Preferred Stock of the Corporation has been executed this July 11, 2014, by the undersigned, who affirm and acknowledge, under penalties of perjury, that the foregoing is the undersigned’s act and deed and that the facts stated herein are true.

ATTEST:		FX ENERGY, INC.

By:	/s/ Scott J. Duncan	By:	/s/ David N. Pierce
	Scott J. Duncan, Secretary		David N. Pierce, President

STATE OF UTAH	)
	:	ss.
COUNTY OF SALT LAKE	)

On July 11, 2014, before me, the undersigned, a notary public in and for the above county and state, personally appeared David N. Pierce and Scott J. Duncan, who being by me duly sworn, did state, each for themselves, that he, David N. Pierce, is the president, and that he, Scott J. Duncan, is the secretary, of FX Energy, Inc., a Nevada corporation, and that the foregoing Amendment to the Articles of Incorporation Designating Rights, Privileges, and Preferences of 9.25% Series B Cumulative Convertible Preferred Stock of FX Energy, Inc., was signed on behalf of such corporation by authority of a resolution of its board of directors, and that the statements contained therein are true.

WITNESS MY HAND AND OFFICIAL SEAL.

/s/ Janet Roberts
NOTARY PUBLIC